UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 26, 2016

US Nuclear Corp.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-54617	45-4535739
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

7051 Eton Avenue

Canoga Park, CA 91303

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(818) 883-7043

(ISSUER TELEPHONE NUMBER)

 N/A

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On January 28, 2016, the Board of Directors for US Nuclear Corp., a Delaware corporation (hereinafter, the “Company”) entered into a series of resolutions ratifying and approving certain actions of the Company (hereinafter, the “Resolutions”). In addition to the ratifications in the Resolutions, the Board of Directors approved, with Robert I. Goldstein abstaining from vote, Dr. Gerald Entine’s execution of the Assignment of Contractual Rights dated January 26, 2016, but effective as of April 11, 2012 (the “Assignment”).

The Assignment was executed between Optron Scientific Company, Inc. (“Optron”), Overhoff Technology Corporation (“Overhoff”), US Nuclear Corp., a dissolved Delaware corporation and predecessor in interest to the Company (“USN”), and Mr. Goldstein. Mr. Goldstein is the Chairman of the Board for the Company, and control person by virtue of his majority interest in the Company. Mr. Goldstein is also the control person of Optron and Overhoff, and has authority to execute agreements on behalf of USN.

The Company approved Optron’s, Overhoff’s and USN’s assignment of its rights under the Share Purchase Agreement with Richard Chiang. The Board of Directors, with Mr. Goldstein abstaining, waived any and all actual or perceived conflicts in Mr. Goldstein being a party to the Assignment and in serving as the Chairman of the Board of Directors for the Company.

SECTION 5 – CORPORATE GOVERNANCE

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2016, the Board of Directors for US Nuclear Corp., a Delaware corporation (hereinafter, the “Company”) entered into a series of resolutions ratifying and approving certain actions of the Company (hereinafter, the “Resolutions”). Amongst these resolutions included the ratification of the Restricted Stock Agreement between Dr. Gerald Entine and the Company dated April 30, 2015 (hereinafter, the “Entine Agreement”).

Dr. Entine was issued 10,000 shares of restricted common stock in the Company on May 22, 2015 in lieu of compensation in serving as a member on the Board of Directors. Dr. Entine represented in the Entine Agreement that he was aware of the Company’s business affairs and financial condition at the time of issuance, and would accept the shares being fully informed and knowledgeable in the affairs of the Company. Dr. Entine represented that the shares would be held in his own account for investment purposes without the intent to publicly distribute or sell the shares absent registration or the availability of an exemption to do so under the Exchange Act.

Dr. Entine is the founder and former majority stockholder of RMD, Inc and RMD Instruments, LLC, which was sold to Dynasil Corporation in 2008. He still retains a substantial interest in Dynasil. He has more than 40 years of experience in both applied and basic scientific research in optics, nuclear sensors and instrumentation and related physics or biophysics-based technologies.

Dr. Entine received his B.Sc. and M.A. in Physics from the University of Pennsylvania. He then received his Ph.D. in physics from the University of California at Berkeley under the direction of two Nobel Laureates: Dr. Melvin Calvin and Dr. Owen Chamberlain. Dr. Entine then joined Tyco Laboratories, a high technology research center in Boston, and conducted studies in semiconductor sensors until 1974, when he founded RMD with technology that RMD acquired from Tyco. Dr. Entine continues to be involved in research, and has been the Principal Investigator on over a hundred research contracts and grants funded privately and by government. His publications include works in Physics and Instrumentation, Basic Chemistry, and Medicine & Biophysics. Dr. Entine retired from his position as Division Manager of Radiation Monitoring Devices in 2011, at which time the division had a staff of about 90 of which half had Ph.D.'s. He now consults for several technical firms.

When considering whether a potential member of the Board of Directors has the experience, qualifications, attributes and skills, taken as a whole to enable the Board of Directors to satisfy its oversight responsibilities effectively, it focuses on the diversity of skills, business and professional business experience reflected in the descriptions above. In particular, in the case of Dr. Entine, the Board of Directors considered his extensive managerial and scientific expertise, as well as his experience in operating RMD Inc., and RMD Instruments LLC, which were acquired by Dynasil Corporation, a publicly-traded company.

  Dr. Entine has represented to the Board of Directors that he has not been involved in the past ten years in any of the following:

(i)  Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(ii)  Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(iii)  Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(iv)  Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECTION 8 – Other Events

Item 8.01 Other Events

In addition to the resolution related to the Entine Agreement, above, the Board of Directors ratified other prior actions of the Company.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits:

Exhibit No.	Document
10.1 10.2 10.3	Resolution of the Board Assignment of Contractual Rights Restricted Stock Agreement (Dr. Gerald Entine)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Nuclear, Inc.

By:  /s/ Robert Goldstein

Name:  Robert Goldstein

Title: Chief Executive Officer and President

Dated: January 29, 2016

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